Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

Contact:	Mike Kovar Chief Financial Officer Fossil, Inc. (972) 699-6811

Investor Relations:	Allison Malkin Integrated Corporate Relations (203) 682-8200

FOSSIL, INC. APPOINTS DIANE NEAL

TO ITS BOARD OF DIRECTORS

Richardson, TX. February 21, 2012—Fossil, Inc. (Nasdaq GS: FOSL) (the “Company”) announced the appointment of Diane Neal to its Board of Directors effective February 20, 2012. With the appointment, the Company’s Board of Directors consists of eleven (11) members, including nine (9) independent directors, one (1) former member of senior management and one (1) current member of senior management. Ms. Neal will serve on the Compensation Committee of the Board of Directors.

Kosta Kartsotis, Chairman and Chief Executive Officer of the Company said, “We are very pleased to add Diane to our Board. Her extensive experience in retailing and merchandising will be invaluable to us as we continue to expand our FOSSIL accessories and multi-brand watch businesses globally.”

Ms. Neal most recently served as CEO of Bath & Body Works. She resigned from that position in July 2011 to relocate to San Francisco for personal reasons. Ms. Neal joined Bath & Body Works in November 2006 as President and COO and held those positions until her promotion to CEO in June 2007. Prior to joining Bath & Body Works, Ms. Neal served as President of the Outlet Division for Gap Inc., where she was responsible for the outlet business for all three Gap Inc. brands. Prior to joining Gap Inc., Ms. Neal spent 22 years with Target Corporation in multiple divisions, including Dayton’s Department Stores (now Macy’s), Mervyn’s, Target Sourcing Services and Target Stores. During her career with Target Corporation, Ms. Neal spent 16 years at Target Stores, where she held multiple positions and responsibilities, including merchandising, planning, distribution and sourcing. Ms. Neal was promoted to President of Mervyn’s in 2001 and served in that capacity until 2004, when she joined Gap Inc.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories. The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories, shoes, and clothing. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessories products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis. The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in approximately 120 countries worldwide through 22 company-owned foreign sales subsidiaries and a network of approximately 60 independent distributors. The Company also distributes its products in over 390 company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.